Exhibit 99.1

MRC Global Inc. Announces Intention to

Refinance the Company’s Senior Secured Term Loans

HOUSTON, TX – September 5, 2017 – MRC Global Inc. (NYSE:MRC) announced today that it is launching an effort to refinance in full the company’s $414 million in outstanding principal amount of senior secured term loans under its existing term loan B, scheduled to mature in November 2019. As part of this effort, the company will seek to enter into a new, seven-year senior secured $400 million term loan B credit facility. In addition, the Company intends to amend its existing asset based lending facility (ABL) to extend the maturity to 2022 and size the new ABL facility at $800 million. The company expects to use proceeds of such a new term loan facility, together with a draw under the company’s ABL facility, to repay in full all indebtedness outstanding under the existing term loan facility.

Andrew Lane, MRC Global’s President and CEO, said, “We are launching this refinancing effort to take advantage of favorable conditions in the debt markets, extend the maturity of our long-term debt to 2024 and extend our ABL facility for another 5 years.”

The company expects that, consistent with the existing term loan facility, the obligations under the new term loan facility would be secured by a first priority lien on all of the company’s assets and substantially all of the assets of the guarantor domestic subsidiaries, other than the assets securing the ABL facility (which include the company’s accounts receivable, inventory and related assets), and by a second priority lien on this ABL collateral.

There can be no assurance that the company will enter into a new term loan or new ABL facility, or what the ultimate terms of such new facilities will be. The company’s ability to enter into these new facilities and use the proceeds thereof depends on, among other things, market conditions, reaching final agreement with lenders and the approval of the company’s board of directors.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website www.mrcglobal.com.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com 832-308-2847

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